Exhibit 99

Cardinal Bankshares Corporation Announces Semi-Annual Cash Dividend

Floyd, VA, December 9, 2009 – the Board of Directors of Cardinal Bankshares Corporation, parent company of Bank of Floyd, today declared a regular second half semi-annual cash dividend of $.08 per share. The cash dividend is payable December 31, 2009 to shareholders of record as of the close of business on December 28, 2009. The annual cash dividend of $.16 per share is a decline of $.45 per share from 2008.

Leon Moore, Chairman of the Board, stated: “The reduction of dividends is in the opinion of the Board a prudent and necessary action during these difficult economic times. The Board is focused on the dual goals of providing a positive return on investment for its shareholders while maintaining a well-capitalized bank with strong liquidity. Although a reduced dividend is being paid compared to prior year, Cardinal still considers itself fortunate during a time in which banks are being closed in record numbers. Cardinal remains well capitalized in excess of the required ratios of federal and state regulators”.

Moore added, “The cost of federal regulation, FDIC insurance premiums and allowance for loan losses continue to take a major portion of income. Regulatory cost still remains disproportionate to small banks. If Congress and the President continue forward with H.R. 4173, Wall Street Reform and Consumer Protection Act of 2009, small financial institutions will see another giant increase in expenses”.

Moore concluded, “Our bank continues to make loans to our customers and our deposits continue to grow. Our focus is that of a community bank serving our communities”.

Cardinal Bankshares Corporation is a bank holding company headquartered in Floyd, Virginia, and is the parent company for Bank of Floyd. Bank of Floyd is a community bank, headquartered in Floyd, Virginia. Bank of Floyd operates eight locations in Floyd, Hillsville, Roanoke, Salem, Christiansburg, Fairlawn and Willis, Virginia. Bank of Floyd is the parent company of FBC, Inc. offering insurance services through Bankers Insurance and Virginia Title Center.

Cardinal Bankshares Corporation stock is traded over the Bulletin Board under the stock symbol CDBK.OB.